Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

As previously reported, Numerex Corp (the “Company,” “we,” “our,” “Numerex”) exited certain non-core businesses, including BNI Solutions, Inc. (“BNI”) during the quarter ended June 30, 2013. On June 30, 2014 (the “Closing Date”), we completed the sale and disposition of all of the capital stock of BNI pursuant to a Stock Purchase Agreement (the “Agreement”). The purchaser was a former non-executive employee of Numerex (the “Purchaser”).

The aggregate purchase price for the stock of BNI was $35,000, comprised of cash in the amount of $8,750 received at closing and a promissory note from the Purchaser in the amount of $26,250 to be paid in installments through December 31, 2014. Under the Agreement, BNI retains all fixed assets and inventory used in its business and located at BNI’s premises; all domain name registrations; the rights and obligations under identified arrangements; and, all books, records and similar items related to the business of BNI.

The sale of BNI is not material to our core M2M business and strategy. The BNI business includes designing, developing, marketing and selling interactive, digital, multimedia, and network solutions for the education market and manufacturing and distributing fiber optic transmission equipment for use in broadband video distribution. We reported BNI as discontinued operations in our consolidated financial statements in all periods beginning and after June 30, 2013. Previous periods reflect the classification of BNI assets and liabilities as discontinued and BNI results of operations in (loss) income from discontinued operations each year for the three year period ended December 31, 2013.

Pro forma financial information is provided herein due to BNI meeting the income test, one of the prescribed definitions of a significant business. This is primarily the result of BNI’s loss from operations including the effect of a $0.9 million goodwill impairment and other charges during the year ended December 31, 2013 compared to the Company’s results from continuing operations before income taxes.

Unaudited Pro Forma Condensed Consolidated Income Statements for the interim period ended March 31, 2014 and for the fiscal year ended December 31, 2013 are not required because the results of operations for BNI are fully presented in the our historical financial statements as discontinued operations, and are therefore excluded from income from continuing operations. Only a pro forma balance sheet of the Company as of March 31, 2014 giving effect to the disposition of BNI is included herewith.

The unaudited condensed consolidated balance sheet presented was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and does not purport to represent what our financial position would actually have been had the disposition occurred on March 31, 2014 or to project our financial position for any future date or period. The following unaudited pro forma condensed consolidated balance sheet and the accompanying notes should be read together with (1) our audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2013, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission (“SEC”) on March 7, 2014, (2) our unaudited condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2014 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which was filed with the SEC on May 7, 2014.

NUMEREX CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2014
(In thousands)

	Historical	Pro Forma Adjustments
	Numerex Corp.	BNI	Note	Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,386	$9	(a)	$25,395
Accounts receivable, net	10,695	108	(b)	10,803
Financing receivables, current	1,303	—		1,303
Inventory, net of reserve for obsolescence	8,627	—		8,627
Prepaid expenses and other current assets	1,982	26	(c)	2,008
Deferred tax assets, current	2,742	488	(d1)	3,443
		213	(d2)
Assets of discontinued operations	745	(271)	(e)	153
		(213)	(d2)
	—	(108)	(b)	—
TOTAL CURRENT ASSETS	51,480	252		51,732

Financing receivables, less current portion	3,061	—		3,061
Property and equipment, net	3,228	—		3,228
Software, net	4,999	—		4,999
Other intangibles, net	6,869	—		6,869
Goodwill	26,941	—		26,941
Deferred tax assets, less current portion	3,510	—		3,510
Other assets	2,077	—		2,077
TOTAL ASSETS	$102,165	$252		$102,417

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$9,086	$16	(f)	$9,102
Accrued expenses and other current liabilities	2,252	163	(f)	2,415
Deferred revenues	1,974	—		1,974
Current portion of long-term debt	686	—		686
Obligations under capital leases	326	—		326
Liabilities of discontinued operations	197	(179)	(f)	18
TOTAL CURRENT LIABILITIES	14,521	—		14,521

Notes payable, less current portion	317	—		317
Obligations under capital lease, less current portion	59	—		59
Other liabilities	1,574	—		1,574
TOTAL LIABILITIES	16,471	—		16,471

TOTAL EQUITY	85,694	252	(g)	85,946
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$102,165	$252		$102,417

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

NUMEREX CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

1. Disposition

On June 30, 2014, Numerex Corp. (the “Company,” ”we,” “our,” ”Numerex”) entered into a Stock Purchase Agreement (the “Agreement”) with a former non-executive employee of Numerex,(the “Purchaser”) for the sale and disposition of our subsidiary, BNI Solutions, Inc. (“BNI”) in a stock sale transaction.

The aggregate purchase price of $35,000 was comprised of cash in the amount of $8,750 received at closing and a promissory note from the Purchaser in the amount of $26,250 to be paid in installments through December 31, 2014.

Under the Agreement, BNI retains all fixed assets and inventory used in its business and located at BNI’s premises; all domain name registrations; the rights and obligations under identified arrangements; and, all books, records and similar items related to the business of BNI. The following summarizes the total consideration transferred and funding sources (in thousands):

Cash	$ 9
Promissory note	26
Total proceeds	$ 35

Pursuant to the terms of the Agreement, the promissory note in the amount of $26,250 is to be paid in three equal installments of $8,750 through December 31, 2014.

2. Pro forma adjustments

The pro forma adjustments included in the unaudited condensed consolidated balance sheet are as follows (in thousands):

(a)	Cash and cash equivalents. Records the $9 cash consideration received as consideration transferred.

(b)	Accounts receivable. Reclassifies accounts receivable of $108 retained pursuant to the Agreement to accounts receivable from assets of discontinued operations.

(c)	Prepaid expenses and other current assets. Records the $26 promissory note received as consideration transferred as a current asset.

(d)	Deferred tax assets, current. Adjustments are required to record a deferred tax asset related to the sale and to reclassify deferred taxes related to retained items: (1) Records the deferred tax asset of $488 related to the disposition expected to be realized by the Company for the capital loss calculated at the statutory rate of 34%. The deferred tax asset is limited to total capital gain available for application of capital losses for the current tax year and available carryback tax years; and (2) reclassify the $213 deferred taxes related to the Numerex retained assets and liabilities from assets of discontinued operation to current deferred tax assets.

(e)	Assets of discontinued operations. Records the disposition of our subsidiary, BNI, and the non-retained assets of $271 included in assets of discontinued operations. The remaining assets of discontinued operations relate to other subsidiaries previously included in discontinued operations that were dissolved subsequent to March 31, 2014.

(f)	Liabilities of discontinued operations. Records the disposition of our subsidiary, BNI, and retention by Numerex of certain liabilities. Retained liabilities of $179 are reclassified from liabilities of discontinued operations to the related balance sheet accounts for accounts payable of $16 and accrued expenses of $163. The remaining liabilities of discontinued operations relate to other subsidiaries previously included in discontinued operations that were dissolved subsequent to March 31, 2014.

(g)	Total equity. Records the net effect on equity related to the pro forma adjustments presented herein for the BNI disposition.